Exhibit 99.1

Blue Ridge Bankshares Inc. Completes Merger with Virginia Community Bankshares, Inc.

FOR IMMEDIATE RELEASE:

Luray, Va., December 16, 2019 — Blue Ridge Bankshares, Inc. (“Blue Ridge”) (OTC Pink: BRBS), headquartered in Luray, Va., announced today the completion of its merger with Central Virginia-based Virginia Community Bankshares, Inc. (“Virginia Community”). Following the transaction, valued at approximately $42.5 million, Blue Ridge now operates 15 branches and has approximately $950 million in total assets.

Commenting on the completed merger, Brian K. Plum, President and Chief Executive Officer of Blue Ridge, said, “We are incredibly excited to have partnered with the leadership team at Virginia Community Bank. This is a significant transaction for Blue Ridge Bank as we continue to build one of the premier community banks in the region. Our combined resources will allow us to better serve our communities and offer responsive commercial banking services while also growing our noninterest income lines of business, including purchase and credit cards, payroll, insurance, mortgage, and qualified intermediary services.”

Under the terms of the merger agreement, each share of Virginia Community common stock will be converted into the right to receive either $58 per share in cash or 3.05 shares of Blue Ridge common stock, subject to allocation and proration procedures. Following completion of the merger, Virginia Community Bank, the subsidiary bank of Virginia Community, was merged into Blue Ridge’s subsidiary bank, Blue Ridge Bank, National Association. The former Virginia Community Bank branches assumed in the merger will operate as Virginia Community Bank, a division of Blue Ridge Bank, National Association, until systems are converted at the end of January 2020.

Former President and Chief Executive Officer of Virginia Community, A. Preston Moore Jr., added, “The level of service and community-commitment Virginia Community Bank has achieved will only be elevated by joining with Blue Ridge Bank. The Blue Ridge team sincerely believes, as we do, in delivering responsive and personalized service to our clients. Our collaboration will offer significant opportunities and benefits to our clients, communities, employees, and shareholders.”

Mr. Moore has been appointed Central Virginia Market President for Blue Ridge Bank. Thomas Crowder, former Chief Financial Officer of Virginia Community, has been appointed as the Executive Vice President—Card Division for Blue Ridge Bank. A. Pierce Stone, Andrew C. Holzwarth, and Mark W. Sisk, former members of the Virginia Community board of directors, have been appointed to the boards of Blue Ridge and Blue Ridge Bank.

About Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is a multi-state bank holding company. Headquartered in Luray, Va., Blue Ridge is the parent company of Blue Ridge Bank, National Association, a client-centered financial services company offering commercial banking services throughout Virginia and North Carolina. Blue Ridge Bank offers mortgage services across the Mid-Atlantic and Southeast. Blue Ridge Bank also offers small business payroll services through Moneywise Payroll Solutions, qualified intermediary services through Exchangers, Ltd., and insurance services through Hammond Insurance. Visit www.mybrb.com for more information.

Forward-Looking Statements

This release contains forward-looking statements regarding Blue Ridge and the completed merger. Forward-looking statements are typically identified by words such as “believe,” “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “prospects”, “potential”, “would”, “should”, “could”, “will” or “may”. These statements include, without limitation, Blue Ridge’s expectations regarding the combined company’s increased products and services, the benefit from expanding the business footprint, the quality and financial standing of Blue Ridge, the strategic benefit of the merger, the quality, quantity and timing of earnings accretion, the vision and decision-making of management, and the future financial performance of the combined entity. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and these statements may not be realized. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: 1) the businesses of Blue Ridge and/or Virginia Community may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in Blue Ridge’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by Blue Ridge with the Securities and Exchange Commission. Blue Ridge undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Brian K. Plum

Chief Executive Officer

Blue Ridge Bankshares, Inc.

bplum@mybrb.com

(540) 743-6521

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